Filed Pursuant to Rule 433

Dated May 6, 2020

Registration No. 333-223608

CAPITAL ONE FINANCIAL CORPORATION

$ 2,000,000,000

$1,000,000,000 2.600% SENIOR NOTES DUE 2023

$1,000,000,000 3.650% SENIOR NOTES DUE 2027

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Trade Date:	May 6, 2020

Settlement Date:*	May 11, 2020 (T+3)

Ranking:	Senior Unsecured

Expected Security Ratings (Outlook): **	Baa1 (negative) / BBB (negative) / A- (negative) (Moody’s / S&P / Fitch)

$1,000,000,000 2.600% SENIOR NOTES DUE 2023

Security:	2.600% Senior Notes due 2023

Principal Amount:	US$1,000,000,000

Net Proceeds to Issuer (before expenses):	US$997,070,000

Maturity Date:	May 11, 2023

Coupon:	2.600% per annum

Benchmark Treasury:	0.250% Notes due April 15, 2023

Benchmark Treasury Price and Yield:	100-00+; 0.245%

Spread to Benchmark Treasury:	237 bps

Re-offer Yield:	2.615%

Price to Public:	99.957% of principal amount

Interest Payment Dates:	Semi-annually in arrears on May 11 and November 11 of each year, commencing on November 11, 2020 to, and including, the Maturity Date

Day Count/Business Day Convention:	30/360; Following, unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time on or after April 11, 2023 (which is the date that is one month prior to the maturity date of the notes).

CUSIP/ISIN:	14040H CD5 / US14040HCD52

$1,000,000,000 3.650% SENIOR NOTES DUE 2027

Security:	3.650% Senior Notes due 2027

Principal Amount:	US$1,000,000,000

Net Proceeds to Issuer (before expenses):	US$994,470,000

Maturity Date:	May 11, 2027

Coupon:	3.650% per annum

Benchmark Treasury:	0.500% Notes due April 30, 2027

Benchmark Treasury Price and Yield:	99-15+; 0.575%

Spread to Benchmark Treasury:	310 bps

Re-offer Yield:	3.675%

Price to Public:	99.847% of principal amount

Interest Payment Dates:	Semi-annually in arrears on May 11 and November 11 of each year, commencing on November 11, 2020 to, and including, the Maturity Date

Day Count/Business Day Convention:	30/360; Following, unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time on or after April 11, 2027 (which is the date that is one month prior to the maturity date of the notes).
CUSIP/ISIN:	14040H CE3 / US14040HCE36

OTHER INFORMATION

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Capital Markets Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Academy Securities, Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*Note: Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required by virtue of the fact that the notes initially will settle in three business days to specify alternative settlement arrangements to prevent a failed settlement.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (File No. 333-223608) (including a base shelf prospectus dated March 12, 2018) and preliminary prospectus supplement dated May 6, 2020 with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Capital Markets Inc. at 1-800-831-9146, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Morgan Stanley & Co. LLC, at 1-866-718-1649 or Capital One Securities, Inc., at 1-800-666-9174, Attn: Compliance.

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